EXHIBIT 21

Description of Subsidiaries

ITS Networks Inc. has two subsidiaries: (i) Teleconnect Comunicaciones, S.A., a company organized under the laws of Spain; and (ii) ITS Europe S.L., a company organized under the laws of Spain.